Exhibit 99.1

Ladder Announces Michael Mazzei has been Appointed as Chief Executive Officer and
President of Colony Credit Real Estate, Inc.

NEW YORK, NY, March 26, 2020 – Ladder Capital Corp (“Ladder” or the “Company”) (NYSE: LADR) announced today that Michael Mazzei, a member of the Company’s board of directors, has been appointed as the Chief Executive Officer and President of Colony Credit Real Estate, Inc. (NYSE: CLNC). Mr. Mazzei stepped down today from Ladder’s board to fully devote his time to this new role.

The Company is extremely grateful to Mr. Mazzei for his many years of dedicated service to the Company and its stockholders, first as President and then as a valued member of the Board. Ladder congratulates Mr. Mazzei and wishes him well in his new position. The Company also congratulates Colony Credit Real Estate, Inc. for their choice of a leader of Mr. Mazzei’s caliber and character.

About Ladder

Ladder Capital Corp (NYSE: LADR) is an internally-managed commercial real estate investment trust with over $6 billion of assets. Our investment objective is to preserve and protect shareholder capital while producing attractive risk-adjusted returns. As one of the nation’s leading commercial real estate capital providers, we specialize in underwriting commercial real estate and offering flexible capital solutions within a sophisticated platform.

Ladder originates and invests in a diverse portfolio of commercial real estate and real estate-related assets, focusing on senior secured assets. Our investment activities include: (i) our primary business of originating senior first mortgage fixed and floating rate loans collateralized by commercial real estate with flexible loan structures; (ii) investing in investment grade securities secured by first mortgage loans on commercial real estate; and (iii) owning and operating commercial real estate, including net leased commercial properties.

Founded in 2008, Ladder is run by a highly experienced management team with extensive expertise in all aspects of the commercial real estate industry, including origination, credit, underwriting, structuring, capital markets and asset management. Members of Ladder’s management and board of directors are highly aligned with the Company’s investors, owning 11.3% of the Company’s equity. Led by Brian Harris, the Company’s Chief Executive Officer, Ladder is headquartered in New York City with regional offices in California and Florida.

Contacts:

Ladder Capital Corp Investor Relations
917-369-3207
investor.relations@laddercapital.com